Exhibit 99.01
OGE Energy Corp. reports first quarter results

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP (“Enable”), today reported a loss of $2.46 per diluted share for the three months ended March 31, 2020 compared to earnings of $0.24 per diluted share for the first quarter of 2019. The loss was due to a $780 million impairment charge related to Enable. OGE Energy’s ongoing earnings for the first quarter were $0.23 per share. Ongoing earnings is a non-GAAP financial measure utilized by OGE Energy to discuss financial results for the first quarter of 2020. Further discussion of ongoing earnings and a reconciliation in accordance with GAAP is included below.

OG&E, a regulated electric utility, contributed earnings of $0.10 per share in the first quarter, compared with earnings of $0.10 per share in the first quarter last year. OGE Energy Corp.’s Natural Gas Midstream Operations posted a loss of $2.84 per share compared to earnings of $0.11 per share in the first quarter last year. Natural Gas Midstream Operation’s ongoing earnings for the first quarter of 2020 were $0.11 per share. The holding company reported earnings of $0.28 per share primarily due to an income tax benefit compared with earnings of $0.03 in 2019. The holding company’s ongoing earnings for the first quarter of 2020 were $0.02 per share.

“I’m very proud of our members’ performance during these difficult times,” said OGE Energy Corp. Chairman, President and CEO Sean Trauschke. “We continue to execute on our utility plans to deliver safe, reliable and low-cost energy to our customers. While the Enable write-down was impactful to earnings this quarter, it was not a reflection of the cash flows generated by these assets. This was driven by the difference between market price and the price per unit we have on our books.”

Discussion of First Quarter 2020
OGE Energy posted a loss of $492 million or $2.46 per share in the first quarter, compared to earnings of approximately $47 million or $0.24 in the year-ago quarter. OGE Energy’s ongoing earnings were $45 million or $0.23 per share in the first quarter of 2020.

OG&E's net income was approximately $20 million or $0.10 per share in the first quarter, the same as last year. Earnings were unchanged quarter over quarter as the recovery of additional assets placed into service was partially offset by unfavorable weather.

Natural Gas Midstream Operations posted a loss of $568 million or $2.84 per share in the first quarter, compared to earnings of $22 million or $0.11 per share in in 2019. The loss was due to a $780 million impairment charge driven by a significant drop in Enable’s unit market price. Natural Gas Midstream Operations contributed ongoing net income to OGE Energy Corp. of $22 million for the first quarter of 2020. In addition, Enable Midstream issued cash distributions to OGE of approximately $37 million in the first quarter of 2020 compared to $35 million in 2019.

2020 Earnings Outlook

The guidance at OG&E is unchanged between $1.72 and $1.78 per diluted share. Holding Company guidance is also unchanged and projected to post breakeven results in 2020. As a result of the revised guidance by Enable and the equity method investment impairment recorded by the Company, OGE Holdings projects earnings contributions to be between ($2.59) to ($2.55) per average diluted share. Ongoing earnings per average diluted share are projected to be between $0.36 and $0.40 and we expect to receive approximately $93 million in cash distributions. Additionally, OGE Energy consolidated earnings guidance for 2020 has changed from approximately $440 million to $463 million of net income, or $2.19 to $2.31 per average diluted share to a net loss of approximately ($173) million to ($154) million, or ($0.87) to ($0.77) per share. Ongoing earnings are projected to be between approximately $417 million $436 million of net income, or $2.08 to $2.18 per share. The guidance assumes approximately 201 million average diluted shares outstanding and normal weather for the year. More information regarding the Company’s 2020 earnings guidance is contained in the Company's 2019 Form 10-K and Form 10-Q for the period ending March 31, 2020 as filed with the Securities and Exchange Commission.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results on Thursday, May 7, at 8 a.m. CST. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 860,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 25.5 percent limited partner

Exhibit 99.01
interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and natural gas liquids (“NGLs”); the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in our markets; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2019 and in the Company's Form 10-Q for the quarter ended March 31, 2020.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01
Non-GAAP Financial Measures

The Company

"Ongoing earnings" and "ongoing earnings per average diluted share" are defined by the Company as GAAP Net Income (Loss) and GAAP Earnings (Loss) per Average Diluted Share adjusted to exclude certain non-cash charges and the associated tax impacts. These financial measures excluded a non-cash charge of $780.0 million, or $3.90 per average diluted share in the three months ended March 31, 2020, associated with the impairment of the Company's investment in Enable, which the Company's management considers an unusual and infrequent event. Management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of the Company's fundamental core earnings power. The Company's management uses ongoing earnings and ongoing earnings per average diluted share internally for financial planning and analysis, for reporting of results to the Board of Directors and when communicating its earnings outlook to analysts and investors. Reconciliations of ongoing earnings and ongoing earnings per average diluted share for the three months ended March 31, 2020 are below.

Reconciliation of Ongoing Earnings to GAAP Net Income (Loss)
(In millions)	GAAP Net Income (Loss)	Enable Investment Impairment Charge (A)	Tax Effect	Ongoing Earnings
OG&E (Electric Utility)	$19.9	$—	$—	$19.9
OGE Holdings (Natural Gas Midstream Operations) (B)	(568.0)	780.0	(190.4)	21.6
Other operations (C)	56.3	—	(52.8)	3.5
Consolidated total	$(491.8)	$780.0	$(243.2)	$45.0

Reconciliation of Ongoing Earnings per Average Diluted Share to GAAP Earnings (Loss) per Average Diluted Share
	GAAP Earnings (Loss) per Average Diluted Share	Enable Investment Impairment Charge per Share (A)	Tax Effect per Share	Ongoing Earnings per Average Diluted Share
OG&E (Electric Utility)	$0.10	$—	$—	$0.10
OGE Holdings (Natural Gas Midstream Operations) (B)	(2.84)	3.90	(0.95)	0.11
Other operations (C)	0.28	—	(0.26)	0.02
Consolidated total	$(2.46)	$3.90	$(1.21)	$0.23

(A)Does not include a $4.4 million pre-tax charge recorded during the three months ended March 31, 2020 for the Company's share of Enable's goodwill and long-lived asset impairments, as adjusted for basis differences.
(B)Tax Effect and Tax Effect per Share are calculated utilizing the Company's effective tax rate for the three months ended March 31, 2020.
(C)As a result of the impairment of the Company's investment in Enable, other operations' GAAP Net Income (Loss) and GAAP Earnings (Loss) per Average Diluted Share include a tax benefit impact due to a consolidating tax adjustment related to the interim period that will reverse over the course of the year.

Exhibit 99.01

Reconciliations of ongoing earnings and ongoing earnings per average diluted share included in the 2020 Outlook are below.

Twelve Months Ended December 31, 2020 (A)
OGE Holdings
GAAP net loss per average diluted share	$(2.57)
Enable investment impairment charge per share (B)	2.95
Ongoing earnings per average diluted share	$0.38

Consolidated OGE (In millions)
GAAP net loss	$(163.5)
Enable investment impairment charge (B)	590.0
Ongoing earnings	$426.5

Consolidated OGE
GAAP net loss per average diluted share	$(0.82)
Enable investment impairment charge per share (B)	2.95
Ongoing earnings per average diluted share	$2.13

(A)Based on the midpoint of earnings guidance for 2020.
(B)Represents the tax-effected impairment amount that the Company recorded on its equity investment in Enable for the three months ended March 31, 2020.

Exhibit 99.01
OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions except per share data)	2020	2019
OPERATING REVENUES
Revenues from contracts with customers	$420.4	$477.4
Other revenues	10.9	12.6
Operating revenues	431.3	490.0
COST OF SALES	135.0	212.6
OPERATING EXPENSES
Other operation and maintenance	120.0	119.0
Depreciation and amortization	94.4	82.4
Taxes other than income	25.6	26.3
Operating expenses	240.0	227.7
OPERATING INCOME	56.3	49.7
OTHER INCOME (EXPENSE)
Equity in earnings (losses) of unconsolidated affiliates	(746.5)	30.7
Allowance for equity funds used during construction	1.3	1.5
Other net periodic benefit expense	(0.5)	(7.0)
Other income	7.4	6.7
Other expense	(6.1)	(5.7)
Net other income (expense)	(744.4)	26.2
INTEREST EXPENSE
Interest on long-term debt	36.6	32.6
Allowance for borrowed funds used during construction	(0.5)	(1.0)
Interest on short-term debt and other interest charges	2.2	3.0
Interest expense	38.3	34.6
INCOME (LOSS) BEFORE TAXES	(726.4)	41.3
INCOME TAX BENEFIT	(234.6)	(5.8)
NET INCOME (LOSS)	$(491.8)	$47.1
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	199.9
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.2	200.5
BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$(2.46)	$0.24
DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$(2.46)	$0.24

Exhibit 99.01
Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended
	March 31,
(Dollars in millions)	2020	2019
Operating revenues by classification:
Residential	$172.3	$195.4
Commercial	94.1	100.2
Industrial	42.6	53.7
Oilfield	39.0	50.2
Public authorities and street light	35.6	41.5
Sales for resale	(0.1)	—
System sales revenues	383.5	441.0
Provision for rate refund	(0.6)	(0.1)
Integrated market	7.2	6.7
Transmission	34.2	36.1
Other	7.0	6.3
Total operating revenues	$431.3	$490.0
MWh sales by classification (In millions)
Residential	2.2	2.4
Commercial	1.5	1.3
Industrial	1.1	1.1
Oilfield	1.1	1.2
Public authorities and street light	0.6	0.7
System sales	6.5	6.7
Integrated market	0.3	0.3
Total sales	6.8	7.0
Number of customers	859,628	852,141
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	1.663	3.064
Coal	1.905	1.958
Total fuel	1.531	2.306
Total fuel and purchased power	1.887	2.868
Degree days
Heating - Actual	1,649	2,084
Heating - Normal	1,800	1,798
Cooling - Actual	23	—
Cooling - Normal	13	13